TearLab Corporation Reports Second Quarter and First Half 2019 Financial Results

ESCONDIDO, Calif., August 8, 2019 — TearLab Corporation (OTCQB: TEAR) (“TearLab” or the “Company”) today reported its consolidated financial results for the second quarter ended June 30, 2019. All dollar amounts are expressed in U.S. currency and results are reported in accordance with United States generally accepted accounting principles except where noted otherwise.

Recent Highlights

-	Grew quarterly revenue sequentially to $5.9 million, a $0.2 million increase compared to the first quarter of 2019
-	Expanded the U.S. active device base to 4,811 TearLab Osmolarity Systems
-	Cash position of $9.2 million as of June 30, 2019, an increase from $8.9 million as of March 31, 2019 and $8.5 million as of December 31, 2018

For the three months ended June 30, 2019, TearLab’s net revenues were $5.9 million, down 8.8% from $6.4 million for the same period in 2018.

The following table sets out the estimated annualized revenue per U.S. device and account analysis for the second quarter ended June 30, 2019:

			Annualized	Annualized
	Active	Active	Revenue	Revenue
Program	Devices	Accounts	Per Device	Per Account
Purchased	1,216	1022	$2,469	$2,938
Masters	1,762	209	$2,974	$25,069
Flex	1,833	600	$6,744	$20,602
Total	4,811	1,831

The Company’s reported net loss for the 2019 second quarter was approximately $1.2 million, or ($0.10) basic loss per share, compared to a reported net loss of approximately $0.7 million, or ($0.06) basic loss per share in the second quarter of 2018.

Seph Jensen, TearLab’s Chief Executive Officer, commented, “We were pleased to deliver revenue growth over prior quarter, capitalizing on the current market momentum for osmolarity and growing our customer base. In the second quarter of 2019, we continued to strengthen our cash position and work diligently on the resubmission of our 510(k) application to secure FDA clearance of our next-generation TearLab Discovery™ System.”

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System. TearLab Corporation’s common shares trade on the OTCQB Market under the symbol ‘TEAR’.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, the ability to capitalize on the current market momentum for osmolarity and to bring the Tearlab Discovery™ system to the U.S. market. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current, preliminary expectations and are subject to various risks and uncertainties. Many factors, risks and uncertainties may cause our actual results to differ materially from forward-looking statements, including the factors, risks, and uncertainties detailed in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K for the year ended December 31, 2018. We do not undertake to update any forward-looking statements except as required by law.

CONTACT: Investor Contact:

The Ruth Group

Janhavi Mohite

Tel: 646-536-7026

jmohite@theruthgroup.com

TearLab Corp.

Condensed Consolidated Statements of Operations

(Expressed in U.S. Dollars (000’s) except for number of shares and net loss per share)

(Unaudited)

	Three months June 30,
	2019	2018
Revenue
Product sales	$5,157	$5,679
Reader equipment rentals	694	734
Total revenue	5,851	6,413
Cost of goods sold
Cost of goods sold (excluding amortization of intangible assets)	2,041	2,355
Cost of goods sold - reader equipment depreciation	121	265
Gross profit	3,689	3,793
Operating expenses
Sales and marketing	995	959
Clinical, regulatory and research & development	1,007	996
General and administrative	1,455	1,340
Total operating expenses	3,457	3,295
Gain from operations	232	498
Other income (expense)	(1,406)	(1,159)
Net loss and comprehensive loss	$(1,174)	$(661)
Weighted average shares outstanding - basic and dilutive	12,041,442	10,609,131
Net loss per share – basic and dilutive	$(0.10)	$(0.06)

TearLab Corp.

Condensed Consolidated Statements of Operations

(Expressed in U.S. Dollars (000’s) except for number of shares and net loss per share)

(Unaudited)

	Six months June 30,
	2019	2018
Revenue
Product sales	$10,153	$11,454
Reader equipment rentals	1,381	1,405
Total revenue	11,534	12,859
Cost of goods sold
Cost of goods sold (excluding amortization of intangible assets)	3,971	4,190
Cost of goods sold - reader equipment depreciation	274	553
Gross profit	7,289	8,116
Operating expenses
Sales and marketing	1,870	1,978
Clinical, regulatory and research & development	1,881	2,038
General and administrative	3,299	3,385
Total operating expenses	7,050	7,401
Gain from operations	239	715
Other income (expense)	(2,752)	(2,259)
Net loss and comprehensive loss	$(2,513)	$(1,544)
Weighted average shares outstanding - basic and dilutive	11,800,331	10,070,652
Net loss per share – basic and dilutive	$(0.21)	$(0.15)

TearLab Corp.

Consolidated Balance Sheets

(Expressed in U.S. Dollars (000’s)

	June 30, 2019	December 31, 2018
ASSETS
Current assets
Cash	$9,173	$8,473
Accounts receivable, net	1,123	1,186
Inventory	2,832	1,987
Prepaid expenses and other current assets	356	690
Total current assets	13,484	12,336

Fixed assets, net	1,626	2,024
Intangible assets, net	2	2
Right of use assets	677	-
Other non-current assets	150	151
Total assets	$15,939	$14,513

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,425	$681
Accrued liabilities	2,084	2,363
Deferred Rent	4	13
Current portion of long-term debt	16,486	-
Current portion of lease liability	182	-
Total current liabilities	20,181	3,057

Long-term debt, net of current portion	18,278	32,014
Long-term lease liability, net of current portion	493	-
Long-term third party payable	119	111

Total liabilities	39,071	35,182

Stockholders’ equity (deficit)
Capital stock
Preferred Stock, $0.001 par value, 10,000,000 authorized, 160 and 556 and issued and outstanding at June 30, 2019 and December 31, 2018, respectively	-	-
Common stock, $0.001 par value, 40,000,000 authorized, 12,196,998 and 11,296,998 issued and outstanding at June 30, 2019 and December 31, 2018, respectively	12	11
Additional paid-in capital	510,429	510,380
Accumulated deficit	(533,573)	(531,060)
Total stockholders’ equity (deficit)	(23,132)	(20,669)
Total liabilities and stockholders’ equity	$15,939	$14,513